Exhibit 99.1

Press Release March 16, 2012	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2012 Earnings Guidance and

Announces First Quarter Cash Dividend

FORT WAYNE, INDIANA, March 16, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2012 guidance, indicating that earnings are expected to be in the range of $0.15 to $0.20 per diluted share.  Estimated earnings for the first quarter include a reduction of approximately $.03 per diluted share, representing expenses, net of interest cost savings, associated with the company’s announced financing activities which occurred in January.  First quarter 2012 estimated results are improved from fourth quarter 2011 diluted earnings per share of $0.14, but lower than first quarter 2011 diluted earnings per share of $0.46.

While sequential quarterly financial improvements (Q1 2012 to Q4 2011) are expected in both the company’s steel and metals recycling operations, these improvements are somewhat tempered by unexpected margin compression that began to occur mid-quarter, as flat roll markets moderated more quickly than raw material input pricing, against a back drop of increased import interest, introduction of additional domestic capacity and reduced order activity.  Reduced steel customer buying activity seemed linked to an anticipation of lower scrap pricing, despite the continued strength in demand associated with energy, construction equipment, agricultural and automotive sectors.

Dividend

The company’s board of directors has declared a quarterly cash dividend of $0.10 per common share.  The dividend is payable to shareholders of record at the close of business on March 31, 2012, and is payable on or about April 13, 2012.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, 6,500 employees, and manufacturing facilities primarily located throughout the United States (five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures. More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact

Theresa E. Wagler, Executive Vice President and Chief Financial Officer / +1.260.969.3500